Exhibit 10.1

September 26, 2022

Re: Sincerity Applied Materials Holding Corp.

CONSULTANCY AGREEMENT

This AGREEMENT is made and entered into as of the Effective Date below (the "Agreement"), by and between the company above signing below (the "Company") and MD Global Partners, LLC ("Consultant") with principal office below.

Whereas, the Consultant is in the business of providing financial Consulting and placement agent services to public and private companies;

Whereas, the Company desires to engage the Consultant to provide such services in accordance with the terms and conditions hereinafter set forth:

The Company and Consultant agree as follows:

1.  Engagement: The Company agrees to engage services of the Consultant and the Consultant agrees to provide Consulting and placement agent services to the Company on a non-exclusive basis.

2.  Term: The term of this Agreement shall commence now and shall continue for a period of 12 months with an option to renew for an additional 12 months at the end of the term, which option must be exercised by the Company in writing and acceptable to Consultant in order for the renewable to be effective.

3.  Services: Consultant shall render advice and assistance to the Company on business related matters and in connection therewith shall introduce the Company to the investment community with a view toward securing financing and arranging strategic partnerships or other opportunities.

Consultant agrees to evaluate proposals that relate to financing or strategic partnership/opportunity offered to or undertaken by the Company.

Further, Consultant shall:

(i)	comment on business plans,
(ii)	advise the Company with matters regarding OTC Markets (for example, potential 15c211 filer);
(iii)	advise the Company in preparing for an investment Placement;
(iv)	introduce the Company to attorneys, consultants, auditors, investor relations, and/or other professionals to prepare for a capital markets Placement process;
(v)	advise on acquisitions,
(vi)	advise on a NASDAQ listing strategy,
(vii)	introduce other consultants to help,

1

(viii)	do conference calls, research, general consulting and other things as it is comfortable.
(ix)	create a “Target” list, in consultation with the Company, of “Targets” the Company and Consultant believe may have interest in effectuating a “Transaction” (defined below);
(x)	create a list of potential investors in consultation with the Company, of potential investors the Company and Consultant believe may have interest in effectuating an “Investment” (defined below);
(xi)	assist the Company in the preparation and dissemination of descriptive information regarding the Company, its business and its structure, including a customary information memorandum, management presentations and other business, legal and financial diligence materials, to Target prospects;
(xii)	assist the Company in any bidding processes for a Transaction and contacting potential Target partners;
(xiii)	assist the Company in managing the due diligence investigations of the Company by Targets and investors;
(xiv)	coordinate and assist the management of the Company in preparing for and hosting management presentations by Targets, as well as with conference and diligence calls;
(xv)	participate with the Company in meeting(s) between Company management and potential investors and Targets;
(xvi)	assist the Company in providing formal indications of interest and letters of intent to potential Targets;
(xvii)	advise the Company with respect to its selection of, and negotiations with, potential Targets and investors;
(xviii)	advise the Company with respect to the structure of the Transaction and investment;
(xix)	assist the Company and its counsel in negotiating certain agreements documenting a potential Transaction and potential Investment and;
(xx)assist	the Company in its preparation of a presentation and other marketing materials for a Transaction and Investment.

Anything to the contrary herein notwithstanding, it is agreed that the Consultant's services will not include any services that constitute the rendering of legal opinions or performance of work that is in the ordinary purview of a law firm and or certified public accountant.

4. Compensation: The Consultant shall be paid by the Company as follows:

For any merger or acquisition transaction effected by the Company, the Company shall pay the Consultant as follows:

(i)	the Company shall pay to Consultant a cash fee equal to Five percent (5.0%) of the Total Consideration; and
(ii)	reasonable compensation in the form of equity in the Company, the Company shall issue to Consultant (or another entity designated by Consultant) equity interests in the post-Transaction surviving entity with value upon issuance to Consultant equal to one percent (1.0%) of the Total Consideration.

For the purposes of this Agreement, “Total Consideration” shall mean the total market value of, without duplication, all cash, securities, debt or other property paid or transferred at the closing of a Transaction by or to the Target or the Target’s shareholders or to be paid or transferred in the future to the Target’s shareholders with respect to such Transaction (other than payments of interest or dividends), including to the extent applicable, any net value paid in respect of (i) the assets of the Target, (ii) amounts paid under contractual arrangements (including lease arrangements and management fees) or for agreements not to compete or similar agreements, and (iii) the capital stock of the Target (and the spread value of any “in the money” securities convertible into options, warrants or other rights to acquire such capital stock), after giving effect to the assumption, retirement or defeasance, directly or indirectly (by operation of law or otherwise), of any long term liabilities of the Target or repayment of indebtedness, including indebtedness secured by the assets of the Target, capital leases or preferred stock obligations; provided, that for the avoidance of doubt, any funds in the Trust Account (as may be applicable in the case of a Transaction) or financing proceeds raised in connection with the closing of the Transaction (including by way of an Offering, the compensation to Consultant for which is provided for below), in either case, that are not paid to the Target’s shareholders as consideration in the Transaction will not be included as part of the Total Consideration. In connection with a sale, transfer or other disposition of 50% or more of the outstanding capital stock of the Target, the Total Consideration will be calculated as if 100% of the outstanding capital stock on a fully diluted basis had been acquired at the same per share amount paid in such Transaction.

2

For purposes of this Section, the market value of any publicly traded common stock, whether already outstanding or newly issued, will be equal to the greater of the VWAP of such common stock for the first five (5) trading days following the consummation of the Transaction. “VWAP” means the dollar volume weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). Any fee payable to Consultant other than in cash (including relevant portions of the M&A Advisory Fee) shall be settled no later than the fifth (5) trading day subsequent to consummation of the Transaction.

4.1  Placement Agent Fee: For an investment into the Company by a financing source sourced for the Company directly or indirectly by the Consultant (“Introduced Investor”) for which the Company receives funds (including any but not limited to debt, common stock, preferred stock, convertible stock, convertible debentures, subordinated debt with warrants or any other securities convertible into common stock), the Consultant shall receive upon successful closing

(iii)	placement agent fee, payable in cash, equal to 7% (seven percent) of the gross amounts raised by the Company on each said closing,
(iv)	non-accountable expenses, payable in cash, equal to 1% (one percent) of the gross amounts raised by the Company on each said closing, and
(v)	Placement agent fee, payable in cash, equal to 2% (two percent) of the gross amounts raised by the company, sourced by the Consultant through another introducing broker-dealer on each said closing and/or uplisting.

The Company shall pay the Placement Agent upon breaking escrow or wire schedule the amounts raised and actually received by the Company on each said closing and an invoice from the Consultant whichever happens first. Escrow Agent will be used for gross amounts raised or funded, for escrow, and will be a legal counsel acceptable to both parties in writing. Notwithstanding anything to the contrary herein and/or for the avoidance of doubt, it is agreed that no Placement Agent Fee shall be due or payable by the Company if the transaction triggering the obligation to pay the fee violates any applicable law or regulation and the transaction is rejected by the Company so that the Company does not accept any money.

The Consultant shall obtain, when practicable, the written approval of the Company on a case-by-case basis prior to introducing the Introduced Investor to the Company. The Consultant and Company shall maintain a list of all such Introduced Investors, which may be updated from time to time during the term of this Agreement upon written approval (email is sufficient) of the Company.

4.2  Fee Tail: If during the twenty-four (24) month period following the expiration or termination of this Agreement an investment or other Transaction in the Company is consummated with an Introduced Investor the Consultant shall be entitled to receive a Placement Agent Fee, calculated in the manner provided in section 5 to this Agreement.

5.  Reasonable Efforts Basis: Consultant agrees that it will at all time faithfully and to the best of its experience, ability and talents perform all the duties that may be required of it pursuant to the terms of this Agreement. The Company specifically acknowledges and agrees, however, that the services to be rendered by Consultant shall be conducted on a "reasonable-efforts" basis and Consultant has not, cannot and does not guarantee that its efforts will have any impact on the Company's business or that any subsequent financial improvement will result from its efforts. All Financing and investments and terms thereof shall be subject to the approval of the Company, in its sole and absolute discretion, and the Company is not bound to agree to any proposed agreement, and shall decide whether or not to do so in its sole and absolute discretion.

6.  Costs and Expenses: Subject to the last sentence of this paragraph 6, the Consultant shall be entitled to monthly reimbursement of reasonable and actual out-of-pocket expenses incurred in connection with the services provided under this Agreement. Out-of-pocket expenses shall include, but not be limited to all reasonable travel expenses, computer and research charges, messenger services, facsimile and long-distance telephone calls incurred by Consultant in connection with the services to be provided to the Company. Expenses will be submitted when incurred and payable by wire within five business days of receipt by the Company of receipts and expense reports from Consultant. Any and all expenses must be approved by the Company in writing in advance of their being incurred.

7.  Non-Exclusive Services: The Company understands that the Consultant is currently providing certain Consulting and financial consulting services to other individuals and entities and agrees that Consultant is not prevented or barred from rendering services of the same nature or a similar nature to any other individual or entity.

3

8.  Consultant Not an Agent or Employee: Consultant's obligations under this Agreement consist solely of the services described herein. In no event, shall Consultant be considered to be acting as an employee or agent of the Company or otherwise representing or binding the Company. For the purposes of this Agreement, Consultant is an independent contractor. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such affiliates and Consultant shall, under no circumstances, be liable for any expenses incurred or losses suffered by the Company as a consequence of such actions. Consultant agrees that all of his work product relating to the services to be rendered pursuant to this agreement shall become the exclusive property of the Company. (Consultant is not a partner of the Company)

9.  Representations and Warranties of the Company: The Company represents and warrants to Consultant, each such representation and warranty being deemed to be material, that:

(i)	The Company will cooperate fully and timely with Consultant to enable Consultant to perform its obligations under the Agreement; and
(ii)	The execution and performance of this agreement by the Company has been duly authorized by the Board of Directors of the Company in accordance with applicable law.

Company represents and promises that all fees and securities to consultant are deemed earned and nonrefundable and all representations in this agreement shall survive any termination.

10.  Representations and Warranties of Consultant: Consultant hereby represents and warrants to the Company as follows:

(i)	Consultant has full power and authority to enter into this Agreement, to enter into a consulting relationship with the Company and to otherwise perform this Agreement in the time and manner contemplated.
(ii)	Consultant will at all times comply with all applicable laws and regulations in the performance of its services and/or obligations hereunder.

11. Liability of Consultant: In furnishing the Company with management advice and other services as herein provided, Consultant shall not be liable to the Company or its creditors for errors of judgment or for anything except malfeasance or gross negligence in the performance of his duties.

It is further understood and agreed that Consultant may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as herein provided, Consultant shall not be accountable for any loss suffered by the Company by reason of the Company's action or non-action on the basis of any advice, recommendation or approval of Consultant.

The parties further acknowledge that Consultant undertakes no responsibility for the accuracy of any statements to be made by management contained in press releases or other communications, including, but not limited to, filings with the Securities and Exchange Commission and FINRA.

12.  Mutual Indemnification Both parties agree to indemnify and hold harmless the other from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation reasonable attorneys' fees and costs) due to the other parties fault.

The provisions of this Section 12 shall survive the termination and expiration of this Agreement.

13.  Confidentiality: Until such time as the same may become publicly known, Consultant agrees that any information provided to it by the Company, that has not been publicly disclosed will not be revealed or disclosed to any person or entities, except in the performance of this Agreement. Consultant will, where it deems necessary, require confidentiality agreements from any associated persons where it reasonably believes they will come in contact with confidential material. Consultant further agrees not to use any Confidential Information except in connection with the performance of its obligations hereunder.

14. Applicable Law: This Agreement shall be governed by the laws of the State of New York without giving effect to its principles of conflicts of law or the principles of conflicts of law of any other jurisdiction; the sole venue for any legal proceeding relating to this Agreement shall be a court in New York, New York, unless due to COVID19 related issues it would be more expeditious or in a party discretion to bring suit or action in Broward County Florida in lieu thereof.

4

15.  Other Agreements: This Agreement supersedes all prior understandings and agreements between the parties. It may not be amended orally, but only by a writing signed by the parties hereto.

16.  Non-Waiver: No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right shall constitute a waiver of that or any other right.

17.  Non-Circumvention: The Company agrees to maintain the confidentiality of the Consultant’s clients and introductions, except as required by applicable law. For a period of twenty months from today, the Company will not solicit or enter into any transaction with any client or introduction without the Consultant’s permission in writing. The reverse of the foregoing applies also to protect the Company.

18. Termination:

(i)	Either party may terminate this Agreement upon 10 days’ prior written notice.
(ii)	On any termination of this Agreement the Company shall remain obligated to pay the costs and expenses and also fees provided to be paid by it specified in this Agreement and that have been earned by the Consultant up to and after the date of such termination. Consultant shall retain all securities and rights relating to same.

In the event the Consultant has to engage legal counsel and or to take legal actions to enforce its rights to payments or compensation if it prevails it shall be paid reasonable attorney’s fees and costs.

19.  Notice: Whenever notice is required by the provisions of this Agreement to be given to any party, such notice shall be in writing, addressed to the party, at the address or email below for the party.

The parties hereto have executed this Agreement the date below.

Effective Date:

MD GLOBAL PARTNERS, LLC	SINCERITY APPLIED MATERIALS HOLDING CORP.

By: OWEN MAY	By: Yiwen (James) Zhang

Title: CEO	Title: CEO

Date:	Date:

Email: omay@mdgpartners.com Address:	Email: james@sincerityplastics.com

Address:	Address:
329 E 63rd Street	370 Pitt Street
Suite 3J	Suite 1105
New York, NY 10065	Level 11
Sydney, NSW 2000, Australia

5